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Exhibit 99.2

Key Energy Services, Inc. News Release
For Immediate Release: Friday, August 13, 2004	Contact: John Daniel (432) 620-0300

KEY ENERGY PROVIDES ACTIVITY UPDATE

MIDLAND, TX, August 13, 2004—Key Energy Services, Inc. (NYSE: KEG) announced today the rig and trucking hours for the month ending July 31, 2004.

Activity levels for the month of July 2004 are summarized in the table below.

	Month Ending
	7/31/2004	6/30/2004	7/31/2003
Working Days	21	22	22
Rig Hours	221,468	226,015	212,089
Trucking Hours	220,480	232,270	261,272
The Company calculates working days as total weekdays for the month less any company holidays that fall in that month. For the month of August 2004, there are 22 working days.

Commenting on current business conditions, Dick Alario, Key's President and CEO, stated, "Activity levels remain healthy. During the past four weeks, our rig hours have averaged just over 52,000 per week while trucking hours have averaged near 51,000 per week. In many of our rig yards, we are beginning to experience backlogs which have not happened since 2001. This leads us to believe that rig activity should remain strong and may improve. On the trucking side, business conditions are equally as strong; however, due to new competition and new completion technologies in our North Texas and Southern regions, the Company has experienced some market change and market share contraction. Further, our year over year trucking hours have been negatively impacted by the closing of several facilities in our Michigan operation."

Mr. Alario continued, "The continued strength of commodity prices and strong demand for our services enabled the Company to implement a nationwide price increase last month. Subject to market conditions, the Company will evaluate additional price increases for certain business lines in the fourth quarter as capacity in areas of high activity become constrained."

Mr. Alario concluded, "On the international front, we are very excited to have signed an agreement to invest in IROC Systems Corp. As part of the agreement, Key will sell ten Key well service rigs which will be remanufactured internally at our Odessa remanufacturing center and will deliver the rigs beginning this fall. This opportunity provides an opportunity for Key to quickly and conservatively gain exposure to the growing Western Canadian marketplace. While international growth remains a top priority to Key and we expect to make solid headway into new markets in the coming years, we were disappointed to learn recently that our Egyptian contract will not be renewed. This two year contract, which was signed in late 2002 and included five well service rigs and ancillary equipment, is set to expire beginning late this fall and into early 2005. The Egyptian project contributed monthly rig and truck hours of approximately 3,500 and 3,200, respectively and during 2003, revenue from the Egypt operations totaled approximately $17.9 million. We are currently evaluating opportunities for the Egypt rigs. In the event the rigs are relocated outside of Egypt, the Company will be unable to utilize a foreign tax credit of approximately $3.2 million."

In a separate release issued today, the Company reported on the status of its pending audit and restatement process.

Key Energy Services, Inc. is the world's largest rig-based, onshore well service company. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future activity levels, competition, pricing increases, demand for the Company's services, and international business developments. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the risk that the Company will not execute on its operating plan, including whether the Company's will be able to achieve pricing increases or to achieve other initiatives such as realizing on international opportunities; risks related to market demand, including the impact of commodity prices; the impact on results of competition and new technologies on the Company's trucking business as well as the closing of facilities in the Company's Michigan operations; risks related to the investment in IROC Systems Corp.; risks related to entry into new international markets; and the impact on future results of the loss of the Egyptian contracts and uncertainties regarding the Company's ability to redeploy the Egyptian equipment, including the risk that the Company will be unable to retain a foreign tax credit. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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  Exhibit 99.2